Exhibit 10.1

EPICOR SOFTWARE CORPORATION

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into effective as of April 15, 2009 (the “Effective Date”), by and between Michael Pietrini (the “Executive”) and Epicor Software Corporation (the “Company”). Certain capitalized terms used in this Agreement are defined herein.

RECITALS

WHEREAS, Executive has agreed to accept employment with the Company as its Chief Financial Officer and Executive Vice-President of Finance and Administration (“CFO”); and

WHEREAS, Executive and Company wish to commemorate the terms and conditions of Executive’s employment as Company CFO in a written agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, Company and the Executive agree as follows

1. Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Executive; (ii) Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company; or (iv) continued willful violations by Executive of Executive’s obligations to the Company after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his duties and after Executive has been given at least 10 business days in which to cure the circumstances identified in such written demand.

(b) “Change of Control” means the occurrence of any of the following (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power, (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or (iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger; or (v) a liquidation of the Company.

(c) “Disability” means Executive’s inability due to any physical or mental condition to perform a substantial portion of his employment duties to the Company for twenty-four (24) or more consecutive weeks.

(d) “Involuntary Termination” means the Executive’s termination of employment as a result of the occurrence of any of the following without Executive’s express written consent, (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s CFO duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities, unless Executive is provided with comparable duties, position and responsibilities; (ii) a reduction by the Company of Executive’s CFO base salary as in effect immediately prior to such reduction unless such reduction is made pursuant to and proportionately with any Company policy applicable to similarly-situated Company executives; (iii) the relocation of Executive to a facility or a location more than one hundred (100) miles from the Company’s current Irvine, California location; (iv) any purported termination of Executive’s CFO title by the Company which is not effected for Cause or for which the grounds relied upon are not valid; (v) Executive’s death or Disability; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 16 below.

2. Term of Agreement. Pursuant to the Agreement, Executive hereby accepts employment with the Company as Company CFO for a period beginning on the Effective Date and continuing thereafter until Executive’s employment as Company CFO is terminated for any reason, including through Executive’s voluntary termination, Involuntary Termination, or termination for Cause, subject to the terms and conditions set forth herein (the “Employment Term”). As specifically described in this Agreement, the parties’ obligations under specific sections herein continue in certain respects following the Employment Term.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Base Salary. During the Employment Term, the Company will pay Executive a salary at an annualized rate of $340,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Any increases to the Base Salary during the Employment Term may only be authorized by and will be subject to the prior written approval of the Company’s Board of Directors.

5. Annual Incentive. Executive will be eligible to receive annual cash bonus payments under the Company’s cash bonus plan for key employees beginning on the Amended Effective Date. The bonus will be paid on a fiscal year basis based on a performance plan agreed to between the Executive and the Board of Directors of the Company. The initial cash bonus plan to Executive to be entered into following the Executive’s commencement as Company CFO shall provide for an on target bonus amount equal to 50% of Executive’s Base Salary, or $170,000 (the “Initial Target Bonus”).

6. Equity Grants:

a. Performance Based Restricted Stock Grant. Executive currently is participating in the Company’s Performance Based Restricted Stock Program (the “Program”) at the 28,500 shares per year level for each of the 2009 and 2010 performance years. Pursuant to the terms of the Agreement, Executive shall be granted an additional total of thirty nine thousand (39,000) shares of performance based restricted Company common stock, allocated equally (19,500) to each of the 2009 and 2010 performance years (the “Restricted Stock Grant”), thus bringing Executive’s total participation in the Program to 48,000 shares maximum per year for each of the 2009 and 2010 performance years. The Restricted Stock Grant shall provide that the restrictions on the stock shall lift based on achievement of applicable Company performance goals during 2009 and 2010 as determined in accordance with the terms of the Program as approved by the Company’s Compensation Committee and subject to the Executive’s continued service to the Company through the 2009 and 2010 performance periods. The Restricted Stock Grant is also subject to the terms, definitions and provisions of the Company’s applicable stock incentive plan, as may be amended from time to time (the “Plan”) and the restricted stock agreement by and between Executive and the Company (the “Restricted Stock Agreement”), both of which documents are incorporated herein by reference.

b. Time Based Restricted Stock Grant. Pursuant to the terms of the Agreement and subject to the Company obtaining approval of the proposed amended and restated 2007 Stock Incentive Plan by the Company Shareholders at the Company’s 2009 annual shareholder meeting (the “Shareholder Approval”), which is currently scheduled for June 4, 2009, Executive shall be granted a total of one hundred thousand (100,000) shares of restricted Company common stock (the “Time Based Restricted Stock Grant”). Provided that the Shareholder Approval is obtained, the Time Based Restricted Stock Grant will be granted in accordance with the Company’s Equity Granting Policy on July 1, 2009 (the “Grant Date”). The Time Based Restricted Stock Grant shall provide that the restrictions on the stock shall lift based on the passage of time over the Employment Term and subject to the Executive’s continued service to the Company through each vesting date. Specifically, the vesting commencement date of the Time Based Restricted Stock Grant shall be July 1, 2009. The shares shall be scheduled to vest over the Employment Term as follows:

(i) 25% of the Time Based Restricted Stock Grant vesting on the six month anniversary of the Grant Date, i.e. December 31, 2009;

(ii) The second 25% of the Time Based Restricted Stock Grant vesting on the eighteen (18) month anniversary of the Grant Date, i.e. December 31, 2010; and

(iii) The remaining 50% of the shares vesting equally on a quarterly basis over the next 8 quarters ending December 31, 2012.

All such vesting is subject to the Executive’s continued service to the Company through each vesting date. The Time Based Restricted Stock Grant will also be subject to the terms, definitions and provisions of the Company’s applicable stock incentive plan, as may be amended from time to time (the “Plan”) and the restricted stock agreement by and between Executive and the Company (the “Time Based Restricted Stock Agreement”), both of which documents are incorporated herein by reference.

7. Relocation/Moving Allowance.

(a) The Company agrees to reimburse Executive for his actual reasonable expenses incurred in moving and relocating his family and household to Southern California from Minnesota up to a total of $50,000 (USD). Such reimbursement may include any costs or expenses associated with Executive’s (i) sale of his current residence, or (ii) purchase of a residence in Orange County such as points on loans, but will not include the cost or expense of any temporary housing in Southern California incurred by Executive during the relocation period. The Company shall provide Executive with a gross up for any taxes incurred by Executive on any taxable relocation funds paid to Executive by the Company pursuant to this section 7(a). Executive agrees that he will submit all such reimbursable expenses to the Company with appropriate documentation as such expenses are incurred and the Company shall reimburse Executive promptly thereafter in accordance with the Company’s expense reimbursement policy. Notwithstanding the prior sentence, Executive hereby agrees that he shall submit all such expenses to the Company in the calendar year in which the expenses are incurred and the Company hereby agrees that it will reimburse Executive for all such expenses and provide Executive with the applicable tax gross up indicated herein by no later than the end of applicable calendar in which the expenses were incurred.

(b) In the event that Executive should voluntarily terminate his position as Company CFO before the end of the one (1) year period following the Effective Date, Executive shall be required to promptly pay back to the Company the expense reimbursement paid by the Company to Executive under Section 7(a) above.

8. Country Club Membership. The Company will assist Executive in acquiring a local to Orange County, Country Club/Golf Membership by either paying for the Membership directly or reimbursing Executive for actual initial Membership fees incurred by Executive in joining such Country Club up to a maximum reimbursement of $35,000; provided, however, that Executive must be an employee as of the date the Membership fees are incurred. Further, in the event that Executive pays for the Membership fees himself and the company reimburses him, Executive agrees that he will submit proper receipts for reimbursement within forty-five (45) days of when the initiation fees are incurred. Provided that such receipts are properly and timely submitted, the Company will reimburse Executive for the actual Membership initiation fees incurred by Executive by no later than March 15 of the year following the calendar year in which the initiation fees are incurred. This offer applies only to initial Membership fees only and Executive shall be responsible for payment of any subsequent monthly dues or fees associated with such membership. In the event that Executive should voluntarily terminate his position as Company CFO before the end of the three year period following the Effective Date, Executive shall be required to pay back to the Company the expense reimbursement paid by the Company to Executive upon Executive’s sale of his membership in such Club.

9. Other. Executive shall be eligible to participate in the Company’s health plan, including the Exec-U-Care plan. After meeting eligibility requirements, Executive will be able to participate in various company benefit programs including the Company’s 401(k) savings program, Employee Stock Purchase Plan, Section 125 Reimbursement Account, Deferred Compensation Program and the Confidential Employee Assistance Program (EAP).

10. Severance Benefits Upon Involuntary Termination.

Section 10(i) below governs severance benefits to be received by Executive upon the occurrence of an Involuntary Termination at any time during the Employment Term which Involuntary Termination does not occur within twelve months following a Change of Control. Section 10(ii) below governs severance benefits to be received by Executive upon the occurrence of an Involuntary Termination at any time during the Employment Term which Involuntary Termination does occur within twelve months following a Change of Control. The payment of Severance benefits to Executive under this Section 10 is subject to Section 14 herein.

(i) Upon the occurrence of an Involuntary Termination at any time during the Employment Term, which Involuntary Termination does not occur within twelve months following a Change of Control, Executive shall be entitled to only the following benefits:

(a) An amount equal to nine (9) months of Executive’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

(b) An amount equal to one week of Executive’s Base Salary as in effect as of the date of the Involuntary Termination for each full Year of Executive’s employment with the Company as measured from his initial hire date with the Company to be paid periodically in accordance with the Company’s normal payroll policies; provided however that the total severance under sections 10(i)(a) and (b) herein shall not exceed an amount equal to twelve (12) months of Executive’s Base Salary as in effect as of the date of the Involuntary Termination;

(c) An amount equal to a Percentage of Executive’s on target annual bonus based on Executive’s bonus plan in effect at the time of the Executive’s Involuntary Termination where such Percentage is equal to the total number of weeks of severance granted to Executive under sections 10(i)(a) and (b) above (with the maximum being 52 weeks) divided by 52 weeks per year. Thus, the maximum on target annual bonus amount to be received by Executive hereunder is 100%.

(d) For the same total number of weeks following such Involuntary Termination as Executive is receiving severance under sections 10(i)(a) and (b) above (with the maximum being 52 weeks), Executive will have the right to continue his group health insurance (medical, dental, and vision) under COBRA and the Company will reimburse Executive or pay directly for the actual COBRA premiums for which Executive is responsible during such period. Thus, the maximum amount of COBRA reimbursement to be received by Executive hereunder is 12 months.

(ii) Upon the occurrence of an Involuntary Termination at any time during the Employment Term and which Involuntary Termination occurs within twelve (12) months following a Change of Control, Executive shall be entitled to only the following benefits:

(a) An amount equal to twelve (12) months of Executive’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

(b) An amount equal to 100% of the Executive’s target annual bonus as calculated from the Executive’s bonus plan in effect at the time of the Executive’s Involuntary Termination; and

(c) For the twelve (12) month period following such Involuntary Termination, Executive will have the right to continue his group health insurance (medical, dental, and vision) under COBRA and the Company will reimburse Executive or pay directly for the actual COBRA premiums for which Executive is responsible during such 12 month period.

(iii) Relocation To Minnesota upon Involuntary Termination. Upon the occurrence of an Involuntary Termination at any time during the Employment Term, regardless of whether or not such Involuntary Termination occurs within twelve (12) months following a Change of Control, and if following such Involuntary Termination Executive chooses to relocate his residence and family back to Minnesota from Southern California, the Company agrees that it shall reimburse Executive for his actual reasonable moving expenses incurred in moving and relocating his family and household to Minnesota from Southern California up to a total of $25,000 (USD), provided that all such expenses must be incurred no later than the last day of the second calendar year following the year in which Executive’s Involuntary Termination occurs. Such reimbursement shall only pertain to actual moving expenses, such as for household goods, automobiles, etc., and will not include any costs or expenses associated with Executive’s (i) sale of his Southern California residence or (ii) purchase of a residence in Minnesota such as points on loans. The Company shall provide Executive with a gross up for any taxes incurred by Executive on any taxable relocation funds paid to Executive by the Company pursuant to this section 10(iii). Executive agrees that he will submit all such reimbursable expenses to the Company with appropriate documentation, including proper receipts, as such expenses are incurred. Provided that such documentation is properly and timely submitted, the Company shall reimburse Executive promptly thereafter in accordance with the Company’s expense reimbursement policy, but in no event later than the last day of the third calendar year following the year in which Executive’s Involuntary Termination occurs. The reimbursements described in this Section 10(iii) are intended to comply with the “limited payment” and/or “reasonable moving expense” exceptions in Treasury Regulation Section 1.409A-1(b)(9)(v)(A). Notwithstanding anything in this section to the contrary, the gross up that the Company provides to Executive for any taxes incurred by Executive on any taxable relocation funds paid by the Company pursuant to this section 10(iii) will be paid no later than the end of Executive’s taxable year following the taxable year in which Executive remits the taxes owed on the taxable reimbursements. The gross up described in the preceding sentence is intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(v).

11. Other Termination. If the Executive’s employment as CFO with the Company terminates for any reason other than as a result of an Involuntary Termination (whether or not within 12 months following a Change of Control), then subject to the requirements of applicable law and Section 14 below, the Executive shall not be entitled to receive any of the severance or other benefits hereunder, but Executive may still be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination; provided, however, that any such severance benefits will be paid or provided at the same time and in the same form as similar severance benefits would be paid or provided under Section 10(i) or (ii) in connection with Executive’s Involuntary Termination.

12. Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of Executive’s termination of employment: (i) the Company shall pay Executive any unpaid base salary due for periods prior to any termination of employment; (ii) the Company shall pay Executive all of his accrued and unused vacation, if any, through any termination of employment, as well as all earned but as-yet unpaid bonuses; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to any termination of employment. Executive acknowledges that as mandated by established Company policy, the Company CFO position does not accrue vacation/PTO time. These payments shall be made promptly upon termination and within the period of time mandated by law.

13. Golden Parachute Excise Tax Gross-Up. In the event that any of the severance and other benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section shall be made in writing by the Company’s independent accountants (the “Auditors”). In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Auditors, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Auditors reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. Any payments required to be made by the Company to Executive in accordance with this Section 13 shall be referred to herein as “Gross-Up Payments.” For purposes of making the calculations required by this Section, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and Executive shall furnish to the Auditors such information and documents as the Auditors may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Auditors may reasonably incur in connection with any calculations contemplated by this Section. Any Gross-Up Payment will be paid to Executive, or for his benefit, within thirty (30) days following receipt by the Company of the report of the Auditors setting forth its determination. Notwithstanding the foregoing, if Executive is a “specified employee” (as described in Section 15 below) on the date of Executive’s “separation from service” other than due to death (as described in Section 15 below) and a Gross-Up Payment would not have been required under this Section 13 in the absence of the benefits provided for in this Agreement, any Gross-Up Payment otherwise due to Executive on or within the six (6) month period following Executive’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less any applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive’s separation from service.

14. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 10 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company and within the period required by the release but in no event later than sixty (60) days following Executive’s termination of employment, inclusive of any revocation period set forth in the release. No severance will be paid or provided until the separation agreement and release agreement becomes effective and non-revocable. Subject to Section 15, the severance and other benefits payable pursuant to Section 10 that do not constitute Deferred Compensation Separation Benefits (as defined in Section 15) will commence or be paid, as applicable, by the Company to Executive (less applicable tax withholdings) as soon as administratively practicable but within ten (10) calendar days following the date of Executive’s separation from service or, if later, on the date the separation agreement and release of claims becomes effective. Subject to the Section 15, if Executive’s employment ends on or before October 15 of a calendar year, the severance and other benefits payable pursuant to Section 10 that do constitute Deferred Compensation Separation Benefits (as defined in Section 15) shall be paid by the Company to Executive (less applicable tax withholdings) as soon as administratively practicable following the date of Executive’s separation from service, or, if later, on the date the separation agreement and release of claims required by this Section 14(a) becomes effective, but in no event later than December 31 of that calendar year. If Executive’s employment ends after October 15 of a calendar year, the severance and other benefits payable pursuant to Section 10 that do constitute Deferred Compensation Separation Benefits shall be paid by the Company to Executive on the later of (a) the second payroll date in the calendar year next following the calendar year in which Executive’s employment has ended or (b) the first payroll date following the date Executive’s separation agreement and release of claims becomes effective, subject to the Section 15.

(b) Nondisparagement. During the Employment Term and while the Executive is receiving the benefits under Section 10 (“Severance Period”), Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during the Employment Term and Severance Period. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Company’s Confidential/Proprietary Information Agreement and the provisions of this Section 14.

15. Code Section 409A.

(a) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be considered due or payable until Executive has a “separation from service” within the meaning of Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”). In addition, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service (other than due to death), then the severance benefits payable to Executive under this Agreement that are considered deferred compensation, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following his separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of his death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) Amendments to this Agreement to Comply with Section 409A. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

16. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

18. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

19. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement and any outstanding stock option agreements and restricted stock agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, including but not limited to any other offer letter and any stock option agreement, restricted stock agreement or severance agreement. Executive agrees and acknowledges that in the event of any conflict, redundancy or discrepancy between the terms and conditions of this Agreement and any other agreement regarding the subject matter herein, the terms and conditions of this Agreement shall govern.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Amended Management Retention Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EPICOR SOFTWARE CORPORATION

By:	/s/ L. George Klaus
Name:	L. George Klaus
Title:	Chairman, President and Chief Executive Officer

MICHAEL PIETRINI (“EXECUTIVE”):

By:	/s/ Michael Pietrini
Name:	Michael Pietrini